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                                                              EXHIBIT NO. 99.10

            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Post-Effective Amendment No. 36 to Registration Statement No. 2-68918 on Form N-1A of our report dated January 23, 2006 relating to the financial statements of MFS Capital Opportunities Fund, a series of MFS Series Trust VII, appearing in the Annual Report to shareholders for the year ended November 30, 2005, and to the references to us under the headings "Financial Highlights" in the Prospectus and "Independent Registered Public Accounting Firm and Financial Statements" in the Statement of Additional Information, each of which is a part of such Registration Statement.


DELOITTE & TOUCHE LLP
-------------------------
Deloitte & Touche LLP

Boston, Massachusetts
March 27, 2006